Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statements on Form S-4 related to the merger of UTG, Inc. and Acap Corporation (“ACAP”) of our report dated May 26, 2011, with respect to the consolidated balance sheets of ACAP as of December 31, 2010 and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2010 and 2009.

/S/ Brown Smith Wallace, L.L.C.

Brown Smith Wallace, L.L.C.
St. Louis, Missouri
September 20, 2011